Exhibit 99.1

Contact:	Terry A. Peterson Chief Executive Officer 360-475-9374
WSB Financial Continues to Build Reserves in First Quarter 2008
Adding $7.7 Million to Loan Reserves and Resulting in 1Q08 Loss of $5.8 Million
Bremerton, WA – April 30, 2008 – WSB Financial Group (NASDAQ: WSFG), the parent company of Westsound Bank, today reported a loss in the first quarter of 2008 after significant additions to loan reserves. Based on the maturing of its construction loans and continued uncertainty in the local housing market, the company added $7.7 million, or $0.91per share after tax, to total provisions for loan losses and unfunded commitments in the first quarter. The company posted a net loss of $5.8 million, or $1.04 per share, for the first quarter of 2008. In the first quarter of 2007, WSB generated a net profit of $1.1 million, or $0.18 per share. Book value per share was $9.14 at March 31, 2008, and the ratio of Tier 1 equity capital to average assets was 11.76% at quarter end. All results for the first quarter are unaudited.
“Obviously, the past few months have been challenging for us, as we continue to work through the issues with the construction loans in our portfolio,” said Terry A. Peterson, President and CEO. “We have scaled back our construction loan originations in the past few months and are concentrating on working with our borrowers to complete existing projects in a timely manner and to bring past-due loans current.” Peterson was hired as WSB’s President and CEO on April 15, 2008.
“During the first quarter, however, several factors contributed to higher levels of non-accrual loans.  We have maturing construction and land development loans that we are choosing not to renew in order to keep all of our legal remedy options available to us.  Many of these loans originated in 2006 or 2007, and as a result are reaching their contractual maturities.  At 90 days past due, these loans are placed into a non-accrual status while we work with our borrowers to maximize our recovery.  The majority of our remaining construction and land development loans mature in the next two quarters.  Therefore, the contraction or expansion of our non-accrual loan portfolio in future periods will depend upon our ongoing collection efforts.  In the first quarter we had $37 million in total loan payoffs.
“The real estate collateral valuations supporting our construction and land development loan portfolios have clearly suffered along with the recent decline in the local housing market.  We are rapidly updating our real estate appraisals to help us better understand our total exposure to this loan segment. The good news is that real estate cannot disappear like other types of collateral.  However, a loan made in 2006 that was within our policy guidelines may have a loan to value today that exceeds our guidelines.  While we watch our real estate markets soften, it is prudent to add to our reserves for potential loan loss,” Peterson said.
“In addition, we have brought in two very seasoned loan administration and workout specialists, whom I have known for ten years.  One is an attorney and banker and the other has prior chief credit officer experience.  Both specialize in loan collection and loan administration in Bank turnaround situations,” Peterson added.
The following table reflects the make up of the company’s overall loan portfolio by location:

Loan Category
March 31, 2008	Total	Kitsap	% of	King	% of	Pierce	% of	Other	% of
($ in thousands)	Loans	County	Loans	County	Loans	County	Loans	Counties	Loans
Spec Construction	$68,735	$31,089	8%	$10,649	3%	$15,906	4%	$11,091	3%
Custom Construction	116,271	28,085	7%	54,739	14%	21,505	6%	11,943	3%

Total Construction	185,006	59,174	15%	65,388	17%	37,410	10%	23,033	6%
Vacant Land & Land Development	55,720	30,733	8%	5,215	1%	6,001	2%	13,771	4%
1-4 Family Mortgage	34,636	15,258	4%	3,469	1%	6,771	2%	9,138	2%
Multifamily Mortgage	13,144	6,057	2%	—	0%	3,271	1%	3,816	1%
Commercial RE	66,239	43,764	11%	4,194	1%	3,919	1%	14,362	4%
Commercial Loans	29,338	24,296	6%	79	0%	3,071	1%	1,892	0%
Consumer	2,235	1,981	1%	25	0%	17	0%	212	0%

Total Gross Laons	$386,318	$181,264	47%	$78,370	20%	$60,460	16%	$66,225	17%
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WSFG 1Q08 Results
April 30, 2008

Nonperforming assets (NPAs) at March 31, 2008 totaled $72.2 million, which includes $70.3 million of loans on non-accrual status and $1.9 million in other real estate owned. The allowance for loan losses was $26.3 million, or 6.82% of gross loans at March 31, 2008. During the first quarter of 2008, net charge-off’s totaled $912,000, or 0.23% of average loans at March 31, 2008. Of the non-accrual loans, 37% were in Kitsap County, 31% were in King County, 17% were in Pierce County and the remaining 15% were in other parts of Western Washington.
The following table reflects the make up of the company’s total loan portfolio by non-accrual status:

Loan Category		% of		% of
March 31, 2008	Loans	Loans	Non-Accruals	Non-Accruals
($ in thousands)
Spec Construction	$68,735	18%	$15,724	22%
Custom Construction	116,271	30%	37,000	53%

Total Construction	185,006	48%	52,724	75%
Vacant Land & Land Development	55,720	14%	10,949	16%
1-4 Family Mortgage	34,636	9%	4,781	7%
Multifamily Mortgage	13,144	3%	—	0%
Commercial RE	66,239	17%	1,125	2%
Commercial Loans	29,338	8%	710	1%
Consumer	2,235	1%	24	0%

Total Gross Loans	$386,318	100%	$70,313	100%*

*	rounding brings it to 101%
“The increase in non-accrual loans also impacted net interest income, as $1.6 million in interest income was reversed in the first quarter,” said Peterson. “In addition, we are maintaining a high level of liquidity using higher cost wholesale funding sources and have more than half of our deposits in time certificates. As we collect our construction loans and development loans we should be able to deleverage the balance sheet over the next few quarters. As we do this our yields and cost of funds should return to more normal levels, although I anticipate this will be a gradual process.”
These factors, combined with the significant reduction in fee income from new loan originations, contributed to significant margin compression in the quarter. Net interest margin in the first quarter dropped to 1.65% from 3.62% in the fourth quarter of 2007 and 5.06% in the first quarter a year ago. Net interest income, before the loan loss provision, was $2.0 million in the first quarter, compared to $4.3 million in the same quarter last year. Following the provision, the first quarter net interest income was negative $5.6 million compared to $4.3 million a year ago.
Primarily because of closing its wholesale mortgage operation last fall, WSB Financial’s noninterest income declined to $236,000 in the first quarter, compared to $1.3 million in the first quarter a year ago. The decline was offset somewhat by the drop in noninterest expense, which fell to $3.9 million in the quarter from $4.1 million in the first quarter of 2007.
At March 31, 2008, gross loans grew 3% year-over year to $386 million from $376 million at March 31, 2007, and fell 7% from $413 million at December 31, 2007. Deposits grew 22% to $441 million at March 31, 2008, from $362 million a year ago, with growth in time deposits accounting for most of the increase.
ABOUT WSB FINANCIAL GROUP, INC.
WSB Financial Group, Inc., based out of Bremerton, Washington, is the holding company for Westsound Bank. The company was founded in 1999, and currently operates nine full service offices located within 5 contiguous counties within Western Washington. Our website is http://www.westsoundbank.com.
more

WSFG 1Q08 Results
April 30, 2008

This news release may contain “forward-looking statements’’ that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, net interest margin, credit quality loan losses and efficiency ratio, and success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “should,’’ “anticipate,”’ “expect,’’ “will,’’ “believe,’’ and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risks and uncertainties that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic conditions; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; (5) pending litigation; (6) reductions in loan demand or deposit levels; and (7) changes in loan collectibility, default and charge-off rates. WSB Financial Group, Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.

CONSOLIDATED BALANCE SHEETS
(Unaudited)	March 31,	December 31,	March 31,
(in thousands except share data)	2008	2007	2007

ASSETS
Cash and due from banks	$10,390	$10,026	$11,747
Fed funds sold	102,500	56,900	24,200

Total cash and cash equivalents	112,890	66,926	35,947
Investment securities available for sale, at fair value	7,691	8,832	7,928
Federal Home Loan Bank stock, at cost	319	319	234
Loans held for sale	—	—	5,797
Loans receivable	385,679	412,950	375,694
Less: allowance for loan losses	(26,292)	(19,514)	(4,407)

Loans, net	359,387	393,436	371,287
Premises and equipment, net	8,689	8,760	8,802
Accrued interest receivable	2,176	2,541	2,037
Other real estate owned	1,883	983	1,310
Deferred tax asset	9,074	6,496	829
Other assets	1,425	1,040	1,461

TOTAL ASSETS	$503,534	$489,333	$435,632

LIABILITIES
Deposits:
Noninterest-bearing	$23,043	$24,711	$27,514
Interest-bearing	418,504	396,734	334,173

Total deposits	441,547	421,445	361,687
Accrued interest payable	2,232	1,955	1,452
Allowance for unfunded credit losses	145	465	110
Other liabilities	382	500	1,336
Junior subordinated debentures	8,248	8,248	8,248

TOTAL LIABILITIES	452,554	432,613	372,833
STOCKHOLDERS’ EQUITY
Common Stock, $1 par value; 15,357,250 shares authorized; 5,574,853 shares issued and outstanding March 31, 2008, 5,574,853 and 5,556,421 shares issued and outstanding at December 31, 2007 and March 31, 2007 respectively	5,575	5,575	5,556
Additional paid-in capital	48,230	48,223	48,141
(Accumulated Deficit) Retained earnings	(2,965)	2,854	9,136
Accumulated other comprehensive income (loss)	140	68	(34)

TOTAL STOCKHOLDERS’ EQUITY	50,980	56,720	62,799

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$503,534	$489,333	$435,632

Book Value per Share	$9.14	$10.17	$11.30
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WSFG 1Q08 Results
April 30, 2008

CONSOLIDATED STATEMENTS OF OPERATIONS	Quarter Ended
(Unaudited)	Mar. 31,	Dec. 31,	Mar. 31,
(in thousands except share data)	2008	2007	2007

Interest Income
Interest and fees on loans	$6,336	$8,465	$8,343
Taxable investment securities	79	84	73
Tax exempt securities	19	20	19
Federal funds sold	555	295	156
Other interest income	25	34	50

Total interest income	7,014	8,898	8,641

Interest Expense
Deposits	4,835	4,552	3,662
Other borrowings	—	—	1
Junior subordinated debentures	144	155	146

Total interest expense	4,979	4,707	3,809

Net Interest Income	2,035	4,191	4,832
Provision for loan losses	7,690	1,700	491

Net interest income (loss) after provision for loan losses	(5,655)	2,491	4,341

Noninterest Income
Service charges on deposit accounts	78	106	84
Other customer fees	93	113	246
Net gain on sale of loans	64	243	979
Other income	1	468	36

Total noninterest income	236	930	1,345

Noninterest Expense
Salaries and employee benefits	1,526	1,733	2,667
Premises lease	77	77	90
Depreciation expense	202	221	193
Occupancy and equipment	159	155	168
Data and item processing	184	208	151
Advertising expense	42	25	54
Printing, stationary and supplies	42	48	60
Telephone expense	23	28	29
Postage and courier	35	30	39
Legal fees	306	158	38
Director fees	109	128	57
Business and occupation taxes	57	104	73
Accounting and audit fees	158	131	49
Consultant fees	136	125	13
OREO loses and expense, net	26	59	8
Provision for unfunded credit losses	(320)	(200)	—
Other expenses	631	487	370

Total noninterest expense	3,393	3,517	4,059

Income (loss) before provision (benefit) for income taxes	(8,812)	(96)	1,627
Provision (benefit) for income taxes	(2,994)	(136)	545

Net Income (Loss)	$(5,818)	$40	$1,082

Basic Earnings (loss) per Common Share	$(1.04)	$0.01	$0.20
Diluted Earnings (loss) per Common Share	$(1.04)	$0.01	$0.18

Average Number of Common Shares Outstanding	5,574,853	5,574,853	5,548,283
Fully Diluted Average Common Shares Outstanding	5,574,853	5,650,715	6,109,233
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WSFG 1Q08 Results
April 30, 2008

Financial Statistics	Quarter Ended
(Unaudited)	Mar. 31,	Dec. 31,	Mar. 31,
(in thousands except share data)	2008	2007	2007

Revenues
(Net interest income plus non-interest income)	$2,271	$5,121	$6,177

Averages
Total Assets	$502,694	$466,126	$400,327
Loans and Loans Held for Sale	$404,498	$421,141	$363,296
Interest Earning Assets	$496,006	$458,795	$387,429
Deposits	$434,596	$369,761	$327,944
Stockholders’ Equity	$56,704	$57,621	$62,296

Financial Ratios

Return on Average Assets	-4.66%	0.03%	1.10%
Return on Average Equity	-41.27%	0.28%	7.04%
Net Interest Margin	1.65%	3.62%	5.06%
Efficiency Ratio	137.3%	66.7%	65.7%
Non-performing Assets to Total Assets	14.34%	5.38%	0.43%

Asset Quality	Quarter Ended
(Unaudited)	Mar. 31,	Dec. 31,	Mar. 31,
(dollars in thousands)	2008	2007	2007

Allowance for Loan Losses Activity:

Balance of Beginning of Period	$19,514	$17,852	$3,972
Charge-offs	(916)	(40)	(50)
Recoveries	4	2	—

Net Loan Charge-offs	(912)	(38)	(50)

Reclassification of unfunded credit commitments	—	—	(6)
Provision for Loan Losses	7,690	1,700	491

Balance at End of Period	$26,292	$19,514	$4,407

Selected Ratios:
Net Charge-offs to average loans	0.23%	0.01%	0.01%
Provision for loan losses to average loans	1.90%	0.40%	0.14%
Allowance for loan losses to total loans	6.82%	4.71%	1.15%

Nonperforming Assets:

Non-Accrual loans	$70,313	$24,923	$209
Accruing Loans past due 90 days or more	—	399	343

Total non-performing loans (NPLs)	$70,313	$25,322	$552
Other real estate owned	1,883	983	1,310

Total non-performing assets (NPAs)	$72,196	$26,305	$1,862

Selected Ratios:
NPLs to total loans	18.20%	6.12%	0.14%
NPAs to total assets	14.34%	5.38%	0.43%
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